Exhibit 99.1
Remarks by Marty Barrington, Altria Group, Inc.’s (Altria) Chairman, CEO and President, and other members of Altria’s senior management team
2017 Consumer Analyst Group of New York (CAGNY) Conference
Boca Raton, Florida
February 22, 2017
Remarks by Marty Barrington
Thanks, Jane. Good morning everyone, and thank you for joining us. We’re glad to be back with you at CAGNY. Howard Willard, our Chief Operating Officer, and Billy Gifford, our Chief Financial Officer, will join me in speaking with you this morning. In addition, we have Murray Garnick, our Deputy General Counsel, and Jim Dillard, who leads the Research & Development (R&D) and Regulatory Affairs team, who will join us in the break-out room.
We’re really looking forward to hosting dinner this evening. And we’ve brought more of our talented leadership along for you to get a chance to speak with them.
We’re obliged, of course, to ask you to review the Safe Harbor Statement in today’s presentation and the Forward-Looking and Cautionary Statements section in today’s press release for the important information there. They’re available on altria.com along with reconciliations and further explanations of the non-GAAP financial measures we discuss today.
Well, as you know, 2016 was yet another outstanding year for Altria and its shareholders. Our smokeable and smokeless products segments delivered strong operating results. Nu Mark LLC (Nu Mark) made excellent progress toward its long-term aspiration of becoming a leader in e-vapor. We enhanced the value of our beer investment and our position in the global brewing profit pool with our support of the Anheuser-Busch InBev SA/NV / SABMiller plc business combination (AB InBev/SABMiller business combination or Transaction). And our wine company had another great year with nearly double-digit income growth.
Altria grew adjusted diluted earnings per share (EPS) by 8.2% - a strong performance, particularly in light of the one-quarter accounting lag related to our Anheuser-Busch InBev SA/NV (AB InBev or ABI) equity investment. We paid more than $4.5 billion in dividends to shareholders and raised our dividend per share by 8%, the 50th increase in the last 47 years. And we delivered a total shareholder return of 20.5%, the fourth consecutive year that shareholders enjoyed a return of more than 20%. These terrific results reflect

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 22, 2017 the strength of our companies’ leading premium brands, diverse business model, strong execution of our strategies, and the hard work of our very talented employees.
Our long-term goals are well known:

•	to grow adjusted diluted EPS at an average annual rate of 7% to 9%; and

•	to maintain a target dividend payout ratio of approximately 80% of adjusted diluted EPS.
We do so by focusing on three strategies:

•	first, to maximize income from our core tobacco businesses over the long term;

•	second, to grow new income streams with innovative tobacco products; and

•	third, to manage our diverse income streams and strong balance sheet to deliver consistent financial performance.
For context, let’s briefly discuss the U.S. tobacco market and our core tobacco business.
Altria operates within a profitable domestic industry and generates exceptional cash flow with virtually no operating currency exposure.
The U.S. tobacco industry is large and thus important to our trade partners, especially in our primary c-store retail channel. Tobacco represents approximately $83 billion annually in consumer spending in major retail channels and the cigarette category, at $71 billion, is larger than U.S. beer and carbonated beverage sales combined. And Marlboro sits atop the category with approximately $34 billion in sales in 2016.
Altria’s companies are well positioned across the core tobacco categories, led by their four leading premium brands: Marlboro in cigarettes, Black & Mild in machine-made large cigars, and Copenhagen and Skoal in smokeless tobacco.
Together our cigarette and cigar businesses form our smokeable products segment. Over the past 3 years, the segment grew adjusted operating companies income (OCI) by 7.6% on a compounded annual basis to more than $8 billion.
The foundation of our smokeable segment is Marlboro. Marlboro has been the leading U.S. cigarette brand for over 40 years and is the retail share leader in all 50 states. In total, Philip Morris USA Inc. (PM USA) has more than half the retail share in the profitable cigarette category.

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 22, 2017

In our smokeless products segment, U.S. Smokeless Products Company LLC (USSTC) stewards two premium brands, Copenhagen and Skoal, which combined represent more than half the category. From 2013 to 2016, the smokeless segment grew adjusted OCI by an average of 6.3% annually to more than $1.2 billion. And Copenhagen and Skoal’s combined retail share increased by 1.5 share points to 52.2%.
These businesses have relatively low capital needs while generating strong profit, cash flow and margin growth over time. We’re maximizing the value of these businesses over the long term to return cash to shareholders and to invest in our future.
Our second strategy is to grow new income streams with innovative tobacco products, including those with the potential for reduced harm.
For many years, we’ve been building a portfolio of potentially reduced-harm products to appeal to adult tobacco consumers. We believe that offering such products as authorized by the U.S. Food and Drug Administration (FDA or Agency) is an important element of tobacco harm reduction. It complements our other efforts, which include providing cessation support and helping reduce underage tobacco use.
A growing body of evidence suggests that there is a continuum of risk among tobacco products, with cigarettes at the highest end of that spectrum. It’s FDA’s role to evaluate potentially reduced-harm tobacco products and decide what manufacturers may communicate to consumers about them.
Our role is to:

•	understand adult tobacco consumer preferences;

•	develop products that meet them; and

•	seek FDA authorization to market and communicate truthful and accurate information about those products.
One promising technology for U.S. adult smokers is e-vapor, which Howard will be discussing with you shortly. Another is heated tobacco, so let’s update that.
Through our agreement with Philip Morris International Inc. (PMI), Altria has the exclusive commercial rights to the IQOS system in the United States. We’re excited about this opportunity. Of course, the product will need FDA authorization, and PM USA’s team is building its commercialization plan.
We’re working closely with PMI to marry insights from IQOS lead markets with our expertise regarding the U.S. adult smoker, trade channels and marketplace. The international lead markets are, of course, instructional. At the same time, consumers and markets are not homogenous, and degrees of social

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 22, 2017 friction, technology interest, regulation and taxation vary across geographies. So we’ll use a test and learn approach, enabling us to maximize consumer and marketplace insights and to adapt quickly as we learn. Given the expected FDA timing, we do not expect IQOS to materially impact our financial results in 2017.
As PMI has learned, it will be important for adult smokers to be aware of and understand the product and, for those who choose it, to receive support as they switch to it. To achieve this goal, PM USA is developing robust marketing plans to introduce IQOS into a U.S. lead market. Fundamental to those plans is a high-touch, integrated engagement model to educate interested adult smokers at retail and in the digital space. Additionally, PM USA plans to use new, flexible retail concepts, creating opportunities for guided trial.
We can also update you on an important brand decision: Marlboro will be the brand used with HeatSticks - affording the team the breadth of PM USA’s very significant resources, including its robust age-verified adult smoker database. Marlboro’s substantial digital capabilities, including email and its website, will be available to drive awareness of the product and facilitate adult smoker engagement.
We’re working hard on all these plans and more, and are excited about opening this new chapter for IQOS and Marlboro.
We’re actively supporting PMI on its application to designate IQOS as a modified risk tobacco product. PMI submitted this application to the FDA in December and expects to submit its Pre-Market Tobacco Application, or PMTA, later this quarter. Under the Family Smoking Prevention and Tobacco Control Act (Act), the FDA should rule on a PMTA within 180 days of filing.
Perhaps some color on the regulatory environment is appropriate here. It’s now been nearly eight years since Congress passed the Act regulating the industry. And last year, FDA expanded its oversight to previously unregulated tobacco categories, including e-vapor and cigars. We continue to work hard on compliance and to engage with the FDA to provide our perspective on current and future regulations.
Let’s discuss three important areas:

•	substantial equivalence, or SE;

•	applications for newly-deemed products; and

•	fostering innovation.
First, we’re focused on making progress on our companies’ SE applications, both for provisional and new products. As required, we’ve provided comprehensive submissions to FDA supporting those applications.

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 22, 2017

However, FDA’s review process is proving to be more complex and requires more resources than anticipated. For example, many of the original submissions we filed were roughly 30 pages, and these now have grown to nearly 300 pages, in response to FDA’s requests, an obviously more burdensome task. We continue to be confident in the data and information we provided in our submissions and continue to engage with the Agency on them.
Second, for cigars and e-vapor, we’re preparing the product applications required by the deeming regulations. This work, too, requires significant time and investment, far more than FDA has publicly estimated. For example, our estimate for a single PMTA ranges from approximately $2.5 to $5 million, versus the FDA’s estimate of under $500,000. As a result, our companies are carefully allocating their resources behind the most promising opportunities.
Third, we continue to advocate for a regulatory approach that encourages innovation. One concrete way to do so is to move the predicate date for newly-deemed products, including e-vapor, to the effective date of its final deeming rule. This would provide multiple product pathways to keep potentially reduced harm products on the market, and significantly reduce the regulatory burden and costs to manufacturers. We are engaging with Congress and other stakeholders to support legislation to adopt this sensible change.
Across all these key areas, we prepare for all outcomes and will continue to advocate strongly for our tobacco operating companies, their adult tobacco consumers and for public policy that recognizes the important issues at stake.
We have highly knowledgeable and capable teams - including regulatory, government affairs, scientific and legal - working hard on all this. And we look forward to making progress toward these goals in 2017.
With that, I’ll turn it over to Howard for more detail on our operating companies and their leading brands. I’ll be back up after Billy to lead our question and answer session.
Remarks by Howard Willard
Thanks Marty. Our strategy in the smokeable products segment is to maximize income while maintaining momentum on Marlboro and Black & Mild over time. We view momentum as continued strength across a variety of brand metrics, including brand equity, demographics, retail share and profitability.
Over the past year and a half, the U.S. cigarette category’s competitive landscape evolved as a result of consolidation. Despite the resulting renewed attention for some competitive brands, our smokeable segment delivered excellent performance in 2016:

•	adjusted operating companies income increased 5.3%, following almost 11% growth in 2015;

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 22, 2017

•	PM USA’s retail share reached 51.4%; and

•	Marlboro maintained its leading retail share at 44%.
Marlboro anchors our smokeable products segment, and PM USA continues to invest in Marlboro to maintain its vibrant franchise. The company’s investments are focused on:

•	innovation to strengthen Marlboro’s relevance;

•	scale and breadth at retail; and

•	expanding our competitive advantage in digital marketing.
We gauge the effectiveness of PM USA’s investments over time across several brand strength and performance measures.
First, adult smokers continue to confirm Marlboro’s industry-leading brand equity. In fact, in our most recent independent brand equity review, Marlboro’s score strengthened yet again, rising two points from an already high base. Marlboro’s equity score continues to significantly exceed any other competitive brand, and that’s also true among smokers 21-29. In fact, Marlboro’s equity score now stands at least 14 points higher than the leading competitive brands.
Second, investments in Marlboro’s equity have helped strengthen its demographics. We introduced the Marlboro architecture in 2012, creating four distinct flavor families and opening up new ways for the brand to connect with increasingly diverse adult smokers. The Marlboro Black family is a great example of how the architecture expanded the brand’s reach. With its bold personality, contemporary packaging and modern approach to adult smoker engagement, Marlboro Black has enhanced Marlboro’s position among smokers 21-29, while reinforcing the brand’s core values. Marlboro’s share among smokers 21-29, which was declining prior to 2012, has stabilized and remains at or slightly above its near record 44% share. And Marlboro’s share among smokers 21-29 remains significantly larger than key competitive brands.
Marlboro Menthol Slate is the Marlboro Black family’s latest offering and is focused on strengthening the brand’s positioning in the growing menthol segment. It has a bold, balanced menthol flavor with an innovative soft-touch pack, the first of its kind offered in the United States. Marlboro Menthol Slate’s expansion included a robust retail plan, including point-of-sale signage and trial generating promotions. Over the past three years, Marlboro’s menthol share grew eight tenths of a share point to 7.6 percent, more than any other menthol brand. Today, Marlboro is the number two menthol brand and among the fastest growing in the menthol segment.

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 22, 2017

And this spring, adult smokers will see a new look for Marlboro at retail. The re-designed space will continue to highlight the breadth of PM USA’s non-menthol and menthol offerings, while giving Marlboro’s menthol products more balanced representation.
Our sales organization, Altria Group Distribution Company, or AGDC, has developed strong relationships with our retail partners. The breadth of our sales coverage, with approximately 240,000 stores representing 90% of tobacco volume, provides Altria’s operating companies with a competitive advantage when activating their marketing strategies.
Last year, AGDC formed a dedicated team of experts in digital marketing. Their goal is to expand the reach and depth of our digital engagement in various ways, including providing more tailored experiences. PM USA has been a large beneficiary of their work. In 2016, Marlboro’s digital platforms responsibly generated more than 100 million adult consumer connections, an increase of over 30% from 2015. This included a nearly 100% increase in mobile connections and a more than 600% increase in mobile coupon redemptions.
Finally, Marlboro’s superior equity, strong demographics and adult smoker engagement continue to support its retail share performance. At 44 share points, Marlboro is by far the leader in the category with more than twice the share of its two largest competitive brands combined. So, across a number of key measures, we are confident in Marlboro’s strength, leadership and momentum.
While Marlboro is the cornerstone of PM USA’s offerings, it has other premium brands that are highly profitable. Though smaller, these brands, including Parliament and Virginia Slims, play an important role in PM USA’s portfolio, offering unique value propositions to their loyal adult smokers. Over time, PM USA has invested modestly in these brands to enhance its overall mix. And we expect them to continue their contributions to PM USA’s performance.
In discount, L&M continued to grow share as value-conscious adult smokers are recognizing the brand’s appeal. In fact, in 2016 L&M’s brand equity was the highest in the discount category. Over the past three years, L&M grew retail share more than any other discount brand.
So we believe PM USA is well positioned to maintain the company’s leadership in the cigarette category.
To complement PM USA’s portfolio, we acquired Sherman Group Holdings, LLC and its subsidiaries (Nat Sherman) earlier this year. Nat Sherman has a terrific portfolio of super-premium cigarettes and premium cigars for adult tobacco consumers.

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 22, 2017

Nat Sherman’s brands have been in limited distribution across the U.S. - focused in strong markets, including Los Angeles and New York. These brands now will benefit from Altria’s companies’ substantial retail distribution, brand management and adult tobacco consumer engagement capabilities. We’re moving quickly to implement our business plans and look forward to learning from and working with the experienced Nat Sherman team.
In machine-made large cigars, the category consists primarily of two segments: tipped and untipped. Over the past three years, volume grew faster in the untipped segment due to a highly promotional environment that reduced untipped profitability. However, John Middleton Co. (Middleton) remained focused on growing Black & Mild’s leading share in the highly profitable tipped segment. As a result, Middleton grew volume, increased its share of category profits and strengthened its already sizable share of the tipped segment. We’re pleased with Black & Mild’s performance, and the cigar business’ contribution to the smokeable segment’s profit growth.
In the smokeless products segment, our strategy is to increase income by growing volume at or ahead of the category growth rate, while maintaining momentum on Copenhagen and Skoal combined.
Over the past three years, USSTC has done just that. Its volume grew at an average annual rate of approximately 3% compared to 2.5% for the category. Copenhagen and Skoal grew their combined retail share by half a share point annually, and the smokeless products segment grew adjusted operating companies income at a compounded annual rate of more than 6%.
In 2016, the smokeless products segment’s profit growth accelerated as USSTC executed the plan we outlined last year at CAGNY. Last February, we explained USSTC’s plans to refine its investments behind Copenhagen and Skoal. We expected these plans to result in:

•	ongoing investment in both brands;

•	adjustments in retail promotions to focus on the highest return opportunities;

•	continued competition between Copenhagen and Skoal; and

•	overall, a stronger smokeless portfolio.
First, Copenhagen is a powerful brand with room to grow. According to our third-party equity review, Copenhagen has the strongest equity among adult dippers. Last March, we expanded Copenhagen Mint nationally, allowing the brand to compete in all major smokeless segments and varieties. Thus far, the Copenhagen Mint expansion has exceeded expectations and is one of USSTC’s most successful expansions since Altria acquired the company in 2009. And, the Copenhagen Mint expansion accelerated

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 22, 2017

USSTC’s volume growth in 2016. At nearly 34 share points, Copenhagen was once again in 2016 both the fastest-growing and the largest smokeless brand. In fact, it grew more than two share points last year.
Second, we believe that the right combination of investments behind Skoal will help stabilize the brand among its core dippers age 30 and over. So USSTC is supporting Skoal Classic products with disciplined equity investments and retail promotions in select areas of brand strength. Skoal’s “A Pinch Better” campaign continues to resonate with its core dippers, helping solidify the brand’s equity.
Third, smokers 21-39 interested in smokeless products appreciate Skoal’s innovative forms and varieties - historic strengths for the brand. So USSTC has supported Skoal’s blend and snus products to encourage adult smoker trial - positioning these Skoal offerings to them as alternatives to traditional dip.
As a result of these strategies, we expected to grow the combined share of Copenhagen and Skoal even as Skoal’s overall retail share remained under pressure.
And early results for the strategy are encouraging. In 2016, the smokeless products segment:

•	grew shipment volume by approximately 5%, well ahead of the category;

•	increased adjusted operating companies income by 11%; and

•	grew Copenhagen and Skoal’s combined retail share by 0.9 share points.
We believe USSTC is well positioned to maintain strong income performance, while maintaining momentum on Copenhagen and Skoal.
Before moving on, an update on our smokeless recall is appropriate. In January, USSTC voluntarily recalled products produced in its Franklin Park facility. The majority of USSTC’s products were unaffected. Our focus here has been to protect our consumers from the hazard that the tampering presented and also to protect the long-term integrity of our brands. The recall will, of course, affect our smokeless segment’s results in the short-term. Our current estimate for the recall’s financial impact is an approximate $50 to $70 million reduction to the segment’s operating companies income, including the share impact. We’re now almost done replenishing retail and wholesale inventories with new product, and are confident USSTC will recover quickly and build on its excellent 2016 results.
Let’s now move to e-vapor.
Nu Mark, our e-vapor company, had a very strong year. It made excellent progress toward establishing MarkTen as a leading brand in the category, continued to improve its supply chain, and took the necessary steps to comply with the deeming regulations. Nu Mark positioned itself to succeed in the new regulatory

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 22, 2017 environment with a pipeline of promising e-vapor products and the systems to move those products through the required approval processes.
Nu Mark estimates that total 2016 e-vapor consumer spending was roughly flat compared to the prior year at approximately $2.5 billion. Yet, the category continues to hold promise. For example, the number of adult vapers who have used the product in the past 30 days is still larger than both smokeless tobacco and cigar users combined. So the opportunity warrants continued investment, especially in developing the products that will better meet adult consumer preferences.
Given the category dynamics, we’ve taken a test and learn approach - allowing us to improve our plan over time to maximize our e-vapor investments. Nu Mark’s primary offering is MarkTen XL, which offers adult smokers and vapers a familiar draw and great flavor. MarkTen XL has nearly twice the vapor volume and a longer battery life than the original MarkTen.
We’ve expanded MarkTen XL with discipline across select retail stores with significant e-vapor business. MarkTen XL is now available in approximately 55,000 stores, representing about 55% of e-vapor category volume in measured channels.
As we’ve expanded MarkTen XL, the consumer response has been very positive. MarkTen’s national retail share in the fourth quarter of 2016 was 11%, up six share points compared to the year ago period. Of course, if we look at MarkTen XL’s performance just in retail stores selling the brand, it was the #2 e-vapor brand and the fastest growing brand during the fourth quarter of 2016.
So across both our core tobacco and our e-vapor businesses, we’re pleased by the continued strength of our leading premium brands and the positive momentum we’re taking into 2017.
Now, here’s Billy.
Remarks by Billy Gifford
Thanks, Howard.
Let’s start with an overview of the macro conditions for our businesses, then we’ll discuss our diverse income streams and, last, our continuing commitment to shareholders.
Adult tobacco consumers have seen significant improvement in their economic situation over the past few years. And in 2016, consumer confidence improved, the unemployment rate continued to decline, average hourly earnings accelerated and housing starts remained robust.

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 22, 2017

During 2016, cigarette industry volume declines began to gradually revert to their long-term historical norms as the industry lapped the improving consumer conditions and year-over-year benefit of lower gas prices. Smokeless industry volume grew at about 3% and machine-made large cigar volumes grew about 10%, partially offsetting cigarette volume declines.
For 2017, we expect macro conditions will continue to benefit adult tobacco consumers. However, we also expect cigarette category volumes to be negatively affected by the state excise tax (SET) increases passed last year. PM USA estimates that the combined effect of the Pennsylvania and California SET increases will have an approximate 1% impact on cigarette industry volume in 2017.
As you’ve seen today, our core tobacco businesses have been significant contributors to our earnings over time. Our ability to grow profits in these businesses requires a thoughtful balance of pricing, cost management, retail share performance, equity-building and product innovation.
In the smokeable products segment, PM USA has increased list prices and managed costs well, resulting in significant margin expansion. Since 2013, net revenues per thousand units, our measure of net price realization, grew at a compounded annual rate of 4.6% and adjusted OCI margins expanded by 6 percentage points to 48.2%.
Likewise, the smokeless products segment balanced these same factors to generate strong margin growth. Over the past three years, USSTC expanded its already high adjusted OCI margins by more than 2 percentage points to 64.4%.
Cost discipline remains an important part of our model, enabling us to invest for the long term. In 2016, we took two significant steps to improve our operating efficiency. First, we announced a $300 million productivity initiative focused on reduced selling, general and administrative (SG&A) spending and a leaner organization. As planned, we are reinvesting some of these savings in brand building, harm reduction and regulatory capabilities, and you heard us discuss some of these costs earlier.
Second, we announced a $50 million manufacturing consolidation plan to streamline our operations. These combined actions should help us maintain our cost competitiveness going forward.
We complement our total tobacco platform with an excellent wine business in Ste. Michelle Wine Estates Ltd. (Ste. Michelle) and our large beer stake, today comprising an approximately 10.2% interest in AB InBev.
Our diverse business model has served us well across economic environments and industry changes, allowing us to deliver consistent earnings and dividend growth in line with our long-term financial goals.

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 22, 2017

In fact, from 2007 through 2016, a period that included the Great Recession, a large federal excise tax increase, federal regulation of tobacco products and changing cigarette volume dynamics, we delivered average annual adjusted diluted EPS growth of over 8% and dividend per share growth of nearly 9%.
Since 2013, Ste. Michelle grew adjusted OCI by more than 12% and wine volume by more than 5% on a compounded annual basis.
Ste. Michelle maintains a fantastic suite of wines that sustain high acclaim. In 2016, Ste. Michelle’s wines received more than 260 ratings of 90 or better for the second consecutive year. And 2017 marks the 50th anniversary of Chateau Ste. Michelle, Washington state’s founding winery. We look forward to celebrating this milestone with you at dinner tonight.
In beer, with the completion of the Transaction, Altria is now a significant shareholder in the world’s first truly global brewer. Our 10.2% interest allows Altria to participate in the beer profit pool, maintain a strong asset on our balance sheet and supplement our strong internal cash flows with cash dividends. In addition, we received $5.3 billion in pre-tax cash from the deal and our currency hedges combined.
We’re excited about the long-term prospects for our ABI investment and look forward to continued engagement with their talented management team.
Turning to our balance sheet, we’re committed to retaining our investment grade credit ratings, enabling access to both the short- and long-term debt markets as needed. Our strong balance sheet and cash flow supports our businesses, shareholder dividends and debt service.
We’ve taken advantage of favorable credit markets to enhance our capital structure.
In 2016, Altria completed a tender offer to purchase over $900 million of high-coupon debt and refinanced it with lower coupon, longer maturity debt. At the end of 2016, Altria’s weighted average coupon rate was 4.9%.
Dividends remain the primary way we return cash to shareholders.
In August 2016, Altria increased its quarterly dividend by 8% to an annualized rate of $2.44 per share. And as of February 10, Altria’s dividend yield was 3.4%.
We also repurchase shares when we believe it’s the best use of cash. The company repurchased over $1 billion in shares in 2016. At year end, we had approximately $1.9 billion remaining in our $3 billion share repurchase program, which we expanded following the closing of the Transaction.

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 22, 2017

From the beginning of 2011 through 2016, the combination of dividends paid and shares repurchased totaled over $28 billion, highlighting Altria’s impressive track record of returning cash to shareholders. For context, $28 billion dollars is larger than the market caps of nearly two-thirds of today’s S&P 500 companies.
Before we close, let’s briefly discuss taxes. As you know, the administration and some members of Congress have advocated to reduce the U.S. corporate tax rate, a move we strongly support. For some time, we have pursued corporate tax reform through the RATE Coalition, which we helped organize. We’re hopeful that tax reform will come to pass; however, the issue is complex and will likely take some time to resolve, and is therefore, unlikely to impact 2017 earnings.
We reaffirm our guidance to deliver 2017 adjusted diluted EPS in a range of $3.26 to $3.32, representing a growth rate of 7.5% to 9.5% from our adjusted diluted EPS base of $3.03 in 2016. We also expect that our 2017 earnings growth will be higher in the second half of the year, due primarily to lag accounting effects on our ABI equity investment in the fourth quarter last year.
In summary, our objectives are clear, and our business model is simple and proven. We continue to execute against our three strategies. We are maximizing income from our core tobacco businesses while investing for our future behind innovative and potentially reduced harm products. And we benefit from the diverse income streams coming from our alcohol assets.
Together, these components have allowed us to deliver against our long-term aspiration of 7% to 9% adjusted diluted EPS growth and maintain a strong, growing dividend. It’s a formula that has served Altria and our shareholders well over time with total shareholder return of 187% since the end of 2011, far outpacing our benchmarks.
We appreciate your attention and interest in Altria. Now, I’ll turn the podium back to Marty and we’ll be happy to take your questions.
Altria’s Profile
Altria’s wholly-owned subsidiaries include PM USA, USSTC, Middleton, Nat Sherman, Nu Mark, Ste. Michelle and Philip Morris Capital Corporation. Altria holds an equity investment in AB InBev.
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, MarkTen® and Green Smoke®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™, Torres® and

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 22, 2017

Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in these remarks are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com and on the Altria Investor app.
Forward-Looking and Cautionary Statements
These remarks contain projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in these remarks are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2015 and its Quarterly Report on Form 10-Q for the period ended September 30, 2016.
These factors include the following: significant competition; changes in adult consumer preferences and demand for Altria’s operating companies’ products; fluctuations in raw material availability, quality and price; product recalls; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.
Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult tobacco consumers (including, where appropriate, through arrangements with, and investments in, third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases.
Altria and its tobacco businesses are also subject to federal, state and local government regulation, including by the FDA. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 22, 2017 companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.
In addition, the factors related to Altria’s investment in AB InBev include the following: AB InBev’s inability to achieve the contemplated synergies and value creation from the Transaction; that Altria’s equity securities in AB InBev are subject to restrictions on transfer until October 10, 2021; that Altria’s reported earnings from and carrying value of its equity investment in AB InBev may be adversely affected by unfavorable foreign currency exchange rates and other factors, including the risks encountered by AB InBev in its business; the risk that the tax treatment of Altria’s Transaction consideration and the accounting treatment of its equity investment are not guaranteed; and the risk that the tax treatment of the dividends Altria receives from AB InBev may not be as favorable as dividends from SABMiller.
Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.
Non-GAAP Financial Measures
Altria reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Altria’s management reviews OCI, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, the segments. Altria’s management also reviews certain financial results, including OCI, operating margins and diluted EPS, on an adjusted basis, which exclude certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, gain on AB InBev/SABMiller business combination, AB InBev/SABMiller special items, certain tax items, charges associated with tobacco and health litigation items, and settlements of, and determinations made in connection with, certain non-participating manufacturer (NPM) adjustment disputes under the Master Settlement Agreement (such settlements and determinations are referred to collectively as NPM Adjustment Items).
Altria’s management does not view any of these special items to be part of Altria’s underlying results as they may be highly variable, are difficult to predict and can distort underlying business trends and results. Altria’s management believes that adjusted financial measures provide useful insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 22, 2017 compensation targets. These adjusted financial measures are not consistent with GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of historical adjusted financial measures to corresponding GAAP measures are provided below.
Altria’s full-year adjusted diluted EPS guidance excludes the impact of certain income and expense items, including those items noted above. Altria’s management cannot estimate on a forward-looking basis the impact of these items on Altria’s reported diluted EPS because these items, which could be significant, are difficult to predict and may be highly variable. As a result, Altria does not provide a corresponding GAAP measure for, or reconciliation to, its adjusted diluted EPS guidance. Notwithstanding the foregoing, Altria expects to record a charge of $0.02 per share, for restructuring charges in connection with the facilities consolidation announced in October 2016. This charge is excluded from Altria’s full-year adjusted diluted EPS guidance for 2017.

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 22, 2017

Altria Group, Inc. and Consolidated Subsidiaries, Full-Year Adjusted Earnings Per Share Results
($ in millions, except per share data)
	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria Group, Inc.	Diluted EPS
For the year ended December 31, 2016
2016 Reported	$21,852	$7,608	$14,244	$14,239	$7.28
NPM Adjustment Items	18	7	11	11	0.01
Tobacco and health litigation items	105	34	71	71	0.04
SABMiller special items	(89)	(32)	(57)	(57)	(0.03)
Loss on early extinguishment of debt	823	282	541	541	0.28
Asset impairment, exit, implementation and acquisition-related costs	206	71	135	135	0.07
Patent litigation settlement	21	8	13	13	0.01
Gain on AB InBev/SABMiller business combination	(13,865)	(4,864)	(9,001)	(9,001)	(4.61)
Tax items	—	30	(30)	(30)	(0.02)
2016 Adjusted for Special Items	$9,071	$3,144	$5,927	$5,922	$3.03

Adjusted diluted EPS growth versus prior year					8.2%
Adjusted diluted EPS CAGR 2007-2016					8.0%

For the year ended December 31, 2015
2015 Reported	$8,078	$2,835	$5,243	$5,241	$2.67
NPM Adjustment Items	(84)	(33)	(51)	(51)	(0.03)
Tobacco and health litigation items	150	56	94	94	0.05
SABMiller special items	126	44	82	82	0.04
Loss on early extinguishment of debt	228	85	143	143	0.07
Asset impairment, exit and integration costs	11	2	9	9	—
Gain on AB InBev/SABMiller business combination	(5)	(2)	(3)	(3)	—
Tax items	41	52	(11)	(11)	—
2015 Adjusted for Special Items	$8,545	$3,039	$5,506	$5,504	$2.80

For the year ended December 31, 2007
2007 Reported	$4,678	$1,547	$3,131	$3,131	$1.48
Asset impairment, exit and implementation costs	469	169	300	300	0.15
Recoveries from airline industry exposure	(214)	(77)	(137)	(137)	(0.06)
Interest on tax reserve transfers to Mondelez International, Inc.	77	27	50	50	0.02
Tobacco and health litigation items	29	11	18	18	0.01
Tax items	—	168	(168)	(168)	(0.09)
2007 Adjusted for Special Items	$5,039	$1,845	$3,194	$3,194	$1.51

Note: Represents 2007 financial results from continuing operations.

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 22, 2017

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Full Year Ended December 31,
	2016	2013	Compounded Annual Growth Rate
Net revenues	$22,851	$21,868
Excise taxes	(6,247)	(6,651)
Revenues net of excise taxes	16,604	15,217

Reported OCI	$7,768	$7,063
NPM Adjustment Items	12	(664)
Asset impairment, exit and implementation costs	134	4
Tobacco and health litigation items	88	18
Adjusted OCI	$8,002	$6,421	7.6%
Adjusted OCI margins[1]	48.2%	42.2%
Adjusted OCI margin change (2016 vs. 2013)	6.0pp

[1] Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeless Products
($ in millions)
	Full Year Ended December 31,
	2016	2013	Compounded Annual Growth Rate
Net revenues	$2,051	$1,778
Excise taxes	(135)	(130)
Revenues net of excise taxes	$1,916	$1,648

Reported OCI	$1,177	$1,023
Asset impairment, exit, and implementation costs	57	3
Adjusted OCI	$1,234	$1,026	6.3%
Adjusted OCI margins[1]	64.4%	62.3%
Adjusted OCI margin change (2016 vs. 2013)	2.1pp

[1] Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 22, 2017

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Full Year Ended December 31,
	2016	2015	Growth Rate
Net revenues	$22,851	$22,792
Excise taxes	(6,247)	(6,423)
Revenues net of excise taxes	16,604	16,369

Reported OCI	$7,768	$7,569
NPM Adjustment Items	12	(97)
Asset impairment, exit and implementation costs	134	—
Tobacco and health litigation items	88	127
Adjusted OCI	$8,002	$7,599	5.3%

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Full Year Ended December 31,
	2015	2014	Growth Rate
Net revenues	$22,792	$21,939
Excise taxes	(6,423)	(6,416)
Revenues net of excise taxes	16,369	15,523

Reported OCI	$7,569	$6,873
NPM Adjustment Items	(97)	(43)
Asset impairment and exit costs	—	(6)
Tobacco and health litigation items	127	27
Adjusted OCI	$7,599	$6,851	10.9%

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeless Products
($ in millions)
	Full Year Ended December 31,
	2016	2015	Growth Rate
Net revenues	$2,051	$1,879
Excise taxes	(135)	(133)
Revenues net of excise taxes	$1,916	$1,746

Reported OCI	$1,177	$1,108
Asset impairment, exit, and implementation costs	57	4
Adjusted OCI	$1,234	$1,112	11.0%

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 22, 2017

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Full Year Ended December 31,
	2016	2013	Compounded Annual Growth Rate
Net revenues	$22,851	$21,868
Excise taxes	(6,247)	(6,651)
Revenues net of excise taxes	$16,604	$15,217

Shipment volume (units in millions)[1]	124,333	130,510

Revenues net of excise taxes per 1000 units[2]	$133.54	$116.60	4.6%

[1] Cigarettes volume includes units sold as well as promotional units, but excludes units sold for distribution to and in Puerto Rico, and units sold in U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in aggregate, is material to the smokeable products segment.

[2] Revenues net of excise taxes per 1000 units are calculated as revenues net of excise taxes divided by shipment volume multiplied by 1000.

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Wine
($ in millions)
	Full Year Ended December 31,
	2016	2013	Compounded Annual Growth Rate
Reported OCI	$164	$118
Acquisition-related costs	3	—
Adjusted OCI	$167	$118	12.3%

Source: Altria Group, Inc.

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 22, 2017